SCHEDULE 14C

(Rule 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

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EQ ADVISORS TRUST

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AXA EQUITABLE FUNDS MANAGEMENT GROUP, LLC

1290 AVENUE OF THE AMERICAS

NEW YORK, NEW YORK 10104

EQ ADVISORS TRUST

INFORMATION STATEMENT DATED FEBRUARY 15, 2017

WE ARE NOT ASKING YOU FOR A PROXY AND YOU

ARE REQUESTED NOT TO SEND US A PROXY

The purpose of this Information Statement is to provide you with information about two new investment sub-advisers for the AXA Large Cap Growth Managed Volatility Portfolio (“Portfolio”), a series of EQ Advisors Trust (“Trust”). The information in this document should be considered to be an Information Statement for purposes of Schedule 14C under the Securities Exchange Act of 1934, as amended. You may obtain an additional copy of the Trust’s Prospectus or Statement of Additional Information, or its most recent Annual Report, free of charge, by writing to the Trust at 1290 Avenue of the Americas, New York, New York 10104, by calling 1-877-222-2144 or by visiting the Trust’s website at www.axa-equitablefunds.com.

AXA Equitable Funds Management Group, LLC (“FMG LLC” or “Manager”) serves as the Investment Manager and Administrator of the Trust and is located at 1290 Avenue of the Americas, New York, New York 10104. AXA Distributors, LLC serves as the Distributor for the Trust’s shares and is located at 1290 Avenue of the Americas, New York, New York 10104. FMG LLC, in its capacity as the Investment Manager of the Trust, has received from the Securities and Exchange Commission (“SEC”) an exemptive order to permit FMG LLC, subject to approval of the Trust’s Board of Trustees (“Board”), to hire, terminate and replace investment sub-advisers for the Trust (“Sub-Advisers”) and to amend the sub-advisory agreements between FMG LLC and the Sub-Advisers without obtaining shareholder approval, subject to certain conditions. These conditions require, among other things, that shareholders be notified of the appointment of a new Sub-Adviser within 90 days of the effective date of the Sub-Adviser’s appointment. This Information Statement provides such notice of the appointment of two New Sub-Advisers (defined below) and the approval of two new Agreements (defined below).

At a November 10, 2016 special meeting of the Board, the Board, including the Trustees who are not “interested persons” (as that term is defined in the Investment Company Act of 1940, as amended (“1940 Act”)) of the Trust, the Manager, the Sub-Advisers or the Distributor (“Independent Trustees”), considered and unanimously approved the Manager’s proposals to (1) terminate the Sub-Advisory agreement with Wells Capital Management, Inc. (“Wells”); (2) appoint Polen Capital Management LLC (“Polen” or “ New Sub-Adviser”) as an additional Sub-Adviser to a portion of the Portfolio’s actively managed investment strategy (“Active Allocated Portion”); and (3) appoint HS Management Partners, LLC (“HSMP” or “ New Sub-Adviser”) as an additional Sub-Adviser to a portion of the Portfolio’s actively managed investment strategy (“Active Allocated Portion”). The Manager’s proposals were based on certain factors, including, but not limited to its assessment of the long-term investment performance of Wells and the desire of FMG LLC to optimize the investment objective in the Portfolio’s Active Allocated Portion. Based on a review of comparative performance information and other factors, FMG LLC recommended, and the Board approved, the termination of the sub-advisory agreement between FMG LLC and Wells. FMG LLC is the Manager of the Portfolio and T. Rowe Price Associates, Inc. is the other Sub-Adviser to the Portfolio’s Active Allocated Portion. In addition, a portion of the Portfolio seeks to track the performance of an index (“Index Allocated Portion”); BlackRock Investment Management, LLC, is the Sub-Adviser to the Portfolio’s Index Allocated Portion.

Factors Considered by the Board

In reaching its decision to approve the Investment Sub-Advisory Agreement (“Agreement”) between FMG LLC and Polen and the Investment Sub-Advisory Agreement (“Agreement”) between FMG LLC and HSMP (together, “Agreements”), the Board considered the overall fairness of the Agreements and whether the Agreements were in the best interests of the Portfolio and its investors. The Board further considered all factors it deemed relevant with respect to the Portfolio and Agreements, including: (1) the nature, quality and extent of the overall services to be provided to the Portfolio by each New Sub-Adviser; (2) comparative performance information; (3) the level of the proposed sub-advisory fees; (4) economies of scale that may be realized by the Portfolio; and (5) “fall out” benefits that may accrue to each New Sub-Adviser and its affiliates (i.e., indirect benefits that the New Sub-Adviser would be unable to generate but for the existence of the Portfolio). In considering the Agreements, the Board did not identify any single factor or information as all-important or controlling and each Trustee may have attributed different weight to each factor.

In connection with its deliberations, the Board took into account information prepared by the Manager and each New Sub-Adviser, including memoranda and other materials addressing the factors set out above, which were provided to the Trustees prior to the meeting. The information provided to the Trustees described, among other things, the services to be provided by each New Sub-Adviser, as well as each New Sub-Advisers’ investment personnel, proposed sub-advisory fee, performance information, and other matters. The Board also took into account information provided to the Trustees at prior Board meetings. During the relevant meeting, the Trustees met with senior representatives of the Manager to discuss the Agreements and the information provided. The Independent Trustees met in an executive session during the meeting to review the information provided. The Independent Trustees were assisted by independent counsel prior to and during the meeting and during their deliberations regarding the Agreements, and also received materials discussing the legal standards applicable to their consideration of the Agreements. In approving the Agreements, each Trustee, including the Independent Trustees, on the basis of their business judgment and after review of all information, determined that the proposed sub-advisory fees were fair and reasonable, and that the approval of the Agreements was in the best interests of the Portfolio and its investors. Although the Board gave attention to all information provided, the following discusses some of the primary factors that the Board deemed relevant to its decision to approve the Agreements.

The Board evaluated the nature, quality and extent of the overall services to be provided to the Portfolio and its investors by each New Sub-Adviser. In addition to the investment performance information discussed below, the Board considered each New Sub-Adviser’s responsibilities with respect to the Portfolio (or the portion thereof) that it would sub-advise pursuant to the Agreements, and each New Sub-Adviser’s experience in serving as an investment adviser or sub-adviser for funds and/or accounts similar to the Portfolio. The Board considered that each New Sub-Adviser, subject to the oversight of the Manager, would be responsible for making investment decisions for the Portfolio (or the portion thereof) that it would sub-advise; placing with brokers or dealers orders for the purchase and sale of investments for the Portfolio (or the portion thereof) that it would sub-advise; and performing certain related administrative functions. The Board also reviewed information regarding each New Sub-Adviser’s process for selecting investments for the Portfolio (or the portion thereof) that it would sub-advise, as well as information regarding the qualifications and experience of each New Sub-Adviser’s portfolio managers who would provide services to the Portfolio. The Board considered information regarding each New Sub-Adviser’s procedures for executing portfolio transactions for the Portfolio and each New Sub-Adviser’s policies and procedures for selecting brokers and dealers and obtaining research from those brokers and dealers. In addition, the Board received information regarding each New Sub-Adviser’s trading experience and how each New Sub-Adviser would seek to achieve “best execution” on behalf of the Portfolio. The Board also received and reviewed each New Sub-Adviser’s performance data in managing other funds and/or accounts with a similar investment strategy as the Portfolio (or the portion thereof) that it would sub-advise, as compared to an appropriate benchmark. The Board generally considered long-term performance to be more important than short-term performance. The Board also considered each New Sub-Adviser’s expertise, resources, proposed investment strategy, and personnel for advising its allocated portion of the Portfolio. Based on its review, the Board determined that the nature, quality and extent of the overall services to be provided by each New Sub-Adviser were appropriate for the Portfolio in light of its investment objectives and, thus, supported a decision to approve the Agreements.

The Board noted that the Manager, and not the Portfolio, would pay each New Sub-Adviser and that the proposed sub-advisory fees were negotiated between the New Sub-Advisers and the Manager. Moreover, the Board noted that the Manager generally is aware of the fees charged by sub-advisers to other clients and that the Manager believes that the fee agreed upon with each New Sub-Adviser is reasonable in light of the nature, quality and extent of the investment sub-advisory services to be provided. Based on its review, the Board determined that the proposed sub-advisory fee schedule for each New Sub-Adviser is fair and reasonable.

The Manager advised the Board that it does not regard Sub-Adviser profitability as meaningful to its evaluation of the Agreements. The Board acknowledged the Manager’s view of Sub-Adviser profitability, noting the Board’s findings as to the reasonableness of the sub-advisory fees and that the fee to be paid to each New Sub-Adviser is the product of negotiations with the Manager and reflect levels of profitability acceptable to the Manager and the New Sub-Adviser based on the particular circumstances in each case for each of them. The Board further noted that the investment management fee paid by the Portfolio to the Manager would not change as a result of the Agreements.

The Board also considered whether economies of scale would be realized as the Portfolio grows larger and the extent to which this is reflected in the proposed sub-advisory fee schedules with respect to the Portfolio. While recognizing that any precise determination is inherently subject to assumptions and subjective assessments, the Board noted that the proposed sub-advisory fee rate schedule for each New Sub-Adviser includes breakpoints that would reduce the sub-advisory fee rate as Portfolio assets under the New Sub-Adviser’s management increase above certain levels. In this regard, the Board acknowledged that, at some levels, the breakpoints in a sub-advisory fee rate schedule may result in savings to the Manager and not to investors. The Board considered these factors, and the relationship they bear to the fee structure charged to the Portfolio by the Manager, and concluded that there would be a reasonable sharing of benefits from any economies of scale with the Portfolio.

The Board also considered possible fall-out benefits that may accrue to each New Sub-Adviser, including the following. The Board considered that a New Sub-Adviser, through its position as a Sub-Adviser to the Portfolio, may engage in soft dollar transactions. In addition, the Board recognized that each New Sub-Adviser and its affiliates may sell, and earn sales commissions and/or other compensation with respect to, other investment products issued by the Manager or its affiliates. The Board also noted that each New Sub-Adviser may benefit from greater exposure in the marketplace with respect to the New Sub-Adviser’s investment process and from expanding its level of assets under management, and each New Sub-Adviser may derive benefits from its association with the Manager and other Sub-Advisers to the Portfolio. Based on its review, the Board determined that any “fall-out” benefits that may accrue to each New Sub-Adviser are fair and reasonable.

Polen and HSMP each became a New Sub-Adviser to the Portfolio effective on or about December 9, 2016.

Information Regarding each Investment Sub-Advisory Agreement

The terms of the Agreement between FMG LLC and Polen and the terms of the Agreement between FMG LLC and HSMP are substantially similar to those of the Agreements between FMG LLC and the other Sub-Advisers to the Trust, except as to the effective date and compensation. Pursuant to each Agreement, the New Sub-Adviser is appointed by FMG LLC to act as investment sub-adviser for the Portfolio and to manage the investment and reinvestment of the portion of the Portfolio that has been allocated to the New Sub-Adviser from time to time, subject to the direction, control and oversight of FMG LLC and the Board. Each Agreement will remain in effect for an initial two-year term and thereafter only so long as the Board, including a majority of the Independent Trustees, specifically approves its continuance at least annually. Each Agreement can be terminated at any time, without the payment of any penalty, by the Board, including a majority of the Independent Trustees, or by the vote of a majority of the outstanding voting securities of the Portfolio, on sixty days’ written notice to FMG LLC and the New Sub-Adviser, or by FMG LLC or the New Sub-Adviser on sixty days’ written notice to the Trust and the other party. Each Agreement also terminates automatically in the event of its “assignment” (as defined in the 1940 Act) or in the event that the Investment Management Agreement between FMG LLC and the Trust is terminated for any other reason. FMG LLC (and not the Portfolio) is responsible for the payment of the sub-advisory fees to each New Sub-Adviser. The appointment of each of Polen and HSMP as a Sub-Adviser to the Portfolio did not result in a change to the investment management fee paid by the Portfolio to the Manager.

Each Agreement generally provides that the New Sub-Adviser will not be liable for any losses, claims, damages, liabilities or litigation incurred by FMG LLC or the Trust as a result of any error of judgment or mistake of law by the New Sub-Adviser with respect to the Portfolio, except that nothing in the Agreement limits the New Sub-Adviser’s liability for all losses, claims, damages, liabilities or litigation arising out of or based on (i) any willful misconduct, bad faith, reckless disregard or gross negligence of the New Sub-Adviser in the performance of any of its duties or obligations or (ii) any untrue statement of a material fact, or any omission thereof, in the Trust’s Prospectus, Statement of Additional Information, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Portfolio, if such statement or omission was made in reliance upon information furnished by the New Sub-Adviser to FMG LLC or the Trust.

Information Regarding Polen Capital Management LLC

The following provides additional information about the New Sub-Adviser. Information with respect to advisory fees paid to the New Sub-Adviser by comparable funds subject to the 1940 Act that it advises is provided in Appendix A to this Information Statement.

Polen Capital Management LLC is organized as a limited liability company in the State of Delaware and is an employee controlled investment manager. As of December 31, 2016, Polen had approximately $11.2 billion in assets under management.

Effective as of December 9, 2016, Dan Davidowitz and Damon Ficklin are jointly and primarily responsible for the day-to-day management of Polen’s Active Allocated Portion of the Portfolio. Mr. Davidowitz is Chief Investment Officer and a Portfolio Manager at Polen and joined the firm in 2005. Mr. Ficklin is an Analyst and a Portfolio Manager at Polen and joined the firm in 2003.

Polen’s office is located at 1825 NW Corporate Boulevard, Boca Raton, FL 33431. Polen’s principal executive officers and directors include:

Name	Title/Responsibilities
Stan C. Moss	Chief Executive Officer
Dan Davidowitz	Chief Investment Officer
Brian Goldberg	Chief Compliance Officer, Director of Legal and Compliance
Graham Ward	Director of Finance
George Devino	Comptroller, Compliance Officer

The address of each of these individuals is 1825 NW Corporate Boulevard, Boca Raton, FL 33431.

For its services to the Portfolio, Polen receives a sub-advisory fee based on the assets of its allocated portion of the Portfolio as follows: 0.40% of the Polen Allocated Portion’s average daily net assets up to and including $200 million; and 0.30% of the Polen Allocated Portion’s average daily net assets in excess of $200 million.

Information Regarding HS Management Partners, LLC

The following provides additional information about the New Sub-Adviser. Information with respect to advisory fees paid to the New Sub-Adviser by comparable funds subject to the 1940 Act that it advises is provided in Appendix A to this Information Statement.

HS Management Partners, LLC is organized as a limited liability company in the State of Delaware and is an employee owned investment manager. As of December 31, 2016, HSMP had approximately $3.4 billion in assets under management.

Effective as of December 9, 2016, Harry Segalas is primarily responsible for the day-to-day management of HSMP’s Active Allocated Portion of the Portfolio. Mr. Segalas is the Managing Partner and Chief Investment Officer of HSMP and founded the firm in 2007.

HSMP’s office is located at 640 Fifth Avenue, 18th Floor, New York, New York 10019. HSMP’s principal executive officers and directors include:

Name	Title/Responsibilities
Harry William Segalas	Managing Partner and Chief Investment Officer
David Allan Altman	Partner and Director of Research
Gregory Abraham Nejmeh	Partner and President
Barton Howard Buxbaum	Partner and Director of Client Services
Ronald Robert Staib	Senior Vice President, Chief Compliance Officer
Maite Garrido MacDonald	Senior Vice President, General Counsel

The address of each of these individuals is 640 Fifth Avenue, 18th Floor, New York, New York 10019.

For its services to the Portfolio, HSMP receives a sub-advisory fee based on the assets of its allocated portion of the Portfolio as follows: 0.40% of the HSMP Allocated Portion’s average daily net assets up to and including $100 million; 0.35% of the HSMP Allocated Portion’s average daily net assets over $100 million up to and including $500 million; 0.30% of the HSMP Allocated Portion’s average daily net assets over $500 million up to and including $1 billion; 0.25% of the HSMP Allocated Portion’s average daily net assets over $1 billion up to and including $2 billion; and 0.20% of the HSMP Allocated Portion’s average daily net assets in excess of $2 billion.

Portfolio Transactions

To the extent permitted by law and in accordance with procedures established by the Trust’s Board, each Portfolio of the Trust may engage in brokerage transactions with brokers that are affiliates of the Manager or the Sub-Advisers, with brokers who are affiliates of such brokers, or with unaffiliated brokers who trade or clear through affiliates of the Manager or the Sub-Advisers. For the fiscal year ended December 31, 2016, the Portfolio paid $7,676.07 in brokerage commissions to Sanford C. Bernstein, an affiliate of FMG LLC or its affiliates, representing 0.87% of the Portfolio’s total brokerage commissions.

Control Persons and Principal Holders

AXA Equitable Life Insurance Company (“AXA Equitable”), the parent company of FMG LLC, may be deemed to be a control person with respect to the Trust by virtue of its ownership of more than 95% of the Trust’s shares as of November 30, 2016. FMG LLC is organized as a Delaware limited liability company and is a wholly owned subsidiary of AXA Equitable. AXA Equitable is a wholly owned subsidiary of AXA Financial, Inc., a subsidiary of AXA, a French insurance holding company. As a “series” type of mutual fund, the Trust issues separate series of shares of beneficial interest with respect to each Portfolio. As of December 31, 2016, the Trustees and Officers of the Trust owned, or were entitled to provide voting instructions in the aggregate with respect to, less than one percent of the shares of the Portfolio.

The following table sets forth information regarding the shareholders who owned beneficially or of record more than 5% of any class of shares of the Portfolio as of December 31, 2016:

Shareholder	Class	Number of Shares Owned	Percentage of Class
AXA Moderate Allocation*	K	6,205,684.13	25.40%
AXA Moderate-Plus Allocation*	K	9,876,946.58	40.43%
AXA Aggressive Allocation*	K	4,107,923.98	16.82%
*	The address of the Portfolio is 1290 Avenue of the Americas, New York, New York 10104.

A copy of the Trust’s 2016 Annual Report is enclosed.

Appendix A

The chart below provides information regarding the advisory fee(s) charged by each New Sub-Adviser to comparable fund(s) subject to the 1940 Act that it advises.

Polen Capital Management LLC

Name of Fund	Assets as of December 31, 2016	Advisory Fee Rate (% of average daily net assets)
Polen Growth Fund	$1,251,699,385	0.85%

HS Management Partners, LLC

Name of Fund	Assets as of December 31, 2016	Advisory Fee Rate (% of average daily net assets)
Mercer US Large Cap Equity Fund	$588,080,695*	**

  *Represents the fund’s net assets. The portions of that amount allocated to the Sub-Adviser is confidential.

  **The aggregate advisory fee rate paid to the fund’s investment adviser is 0.53%. As permitted by an exemptive order granted to this fund, the advisory fee rate paid to individual sub-advisers is not publicly disclosed by the fund.